Exhibit 10.1

SECURED PROMISSORY NOTE

$200,000.00	Larkspur, CA May 29, 2009

     FOR VALUE RECEIVED , the undersigned, iPrint Technologies, LLC, a Delaware limited liability company (hereafter “ Maker ”) promises to pay MTS Partners, Inc., a California corporation (hereafter “ Holder ”), or order, in lawful money of the United States, the principal sum of Two Hundred Thousand Dollars ($200,000) plus interest thereon, upon the terms and conditions set forth below.

     1. Payment Terms . The entire unpaid principal balance and all unpaid accrued interest of this promissory note (this “ Note ”) shall be due and payable on August 15, 2009 (the “ Maturity Date ”) unless the Maturity Date is accelerated or extended by written agreement of Maker and Holder.

     2. Interest . Interest shall accrue on the entire principal amount of this Note in the amount of Fifteen Thousand Dollars ($15,000) (the “ Applicable Interest ”).

     3. Payment . All payments shall be made to Holder at 980 Magnolia Avenue, Suite 5, Larkspur, California 94939, or at such other place or places as may be directed by Holder in writing in the future. All payments received from Maker shall be applied first to any accrued interest due, and the remainder, if any, to the payment of principal.

     4. Prepayment . This Note may be prepaid in whole or in part, at any time, without penalty or premium, and any prepayment shall be calculated by (i) dividing the Applicable Interest by the number of days between the date hereof and the Maturity Date, thereby achieving a daily rate, and (ii) multiplying the number of days that the principal has been outstanding at the time of prepayment by the daily rate.

     5. Default and Remedies . Should Maker fail to perform any provision under the terms of the Note which results in a default ( collectively , an “ Event of Default ”), Holder may, without any prior notice to Maker, (i) declare the entire principal sum and all accrued and unpaid interest hereunder immediately due and payable and (ii) exercise any and all remedies provided by law (all sums referred to in this Note shall collectively be referred to as the “ Debt ”).

     6. Default Interest . Maker agrees that upon a default in the payment of the principle and Applicable Interest at the Maturity Date, Holder shall be entitled to receive and Maker shall pay interest on the sum of the unpaid principal and Applicable Interest at a per annum rate equal to the lesser of (a) ten percent (10%) or (b) the maximum interest rate which Borrower may by law pay (the “ Default Rate ”). The Default Rate shall be computed from the

Maturity Date until the Debt is paid in full. Interest calculated at the Default Rate shall be added to the Debt, and shall be deemed secured by the Security Agreement. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Holder by reason of the occurrence of an Event of Default.

     7. Security . This Note is secured by that certain Security Agreement entered into by Maker, as debtor, and iPrint Technologies, Inc., a California corporation (Holder’s prior name), as secured party, dated October 31, 2008, covering Maker’s ownership interest in that certain Collateral, as more particularly described in the Security Agreement, and as amended and modified pursuant to that certain Amendment to Security Agreement, dated as even date herewith.

     8. Usury Savings Clause . This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which Maker is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Maker is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the Applicable Interest or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Holder for the use, forbearance, or detention of the debt, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note under payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the debt for so long as the Debt is outstanding.

9. Miscellaneous .

     (a) Incorporation by Reference . All of the terms, covenants, warranties, representations and conditions contained in the (i) Security Agreement, (ii) Amendment to Security Agreement and (iii) Agreement to Advance Credit and Loan, entered into between Maker and Holder, dated as even date herewith, are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein.

     (b) Attorney Fees . Maker shall pay all costs, including, without limitation, actual attorneys’ fees and costs incurred by Holder in collecting the sums due hereunder whether or not any legal action is actually filed, litigated or prosecuted to judgment or award, including all such costs incurred in bankruptcy proceedings, whether before or after any judgment.

(c) Governing Law . This Note shall be governed by California law.

     (d) Binding on Heirs . The terms of this Note shall inure to the benefit of and bind Maker and Holder and their respective heirs, legal representatives, successors and assigns.

     (e) Modification . This Note may be modified only by written agreement executed by Maker and Holder.

     IN WITNESS WHEREOF , Maker has executed this Note effective as of the date and year first above written.

MAKER:

iPrint Technologies, LLC,
a Delaware limited liability company,
by its Managing Member

American Tonerserv Corp.,
a Delaware corporation

By: /s/ Chuck Mache
      Chuck Mache
Its: CEO